Exhibit 99.1
Summary of Interstate Power and Light Company’s Retail Electric Rate Case Filing
March 17, 2009
Interstate Power and Light Company (IPL) filed an Iowa retail electric rate case on March 17, 2009 with the Iowa Utilities Board (IUB). A summary of that filing is set forth below. The full testimony of the filing will be available on the IUB’s website ((http://www.state.ia.us/government/com/util/).
Details of IPL’s Rate Filing
•	Test Year:

IPL’s rate case filing is based on a 2008 historical test year.

•	Base Rates:
•	Interim rates are anticipated to increase revenues $84 million, or approximately 8% on an annual basis. These rates will be placed in effect, subject to refund, on March 27, 2009. These interim rates are based on past precedent and will remain in effect until the case is resolved.

•	IPL is requesting to increase revenues by $171 million, or approximately 17% on an annual basis. Under Iowa statute, the IUB has 10 months to rule on the case. The final rate relief granted replaces the amount of interim rate relief granted.

•	Since the last rate case, IPL has sold its interest in the Duane Arnold Energy Center (a nuclear facility) as well as its electric transmission assets.

•	The key rate case drivers shown in the table below compare requested revenue requirements in the current rate case to the last Iowa electric rate case filed in 2004.

	Amount of Increase/
	(Decrease)
Item	($ million)	Description
Net impacts of transmission service	$76	Cost of wheeling incurred from ITC Midwest LLC compared to IPL’s 2004 costs of owning and operating the electric transmission system
Infrastructure investment, including depreciation	66	Capital investments to improve reliability and lower generating facility emissions
Pension and other employee benefits	36	Increase in salaries and other employee-related benefits since 2004
2008 flood cost recovery	14	Includes effects of both operation and maintenance and capital, net of insurance proceeds
Return on Equity (ROE)	9	Filed for 11.4% ROE vs. current authorized 10.7%
Sutherland Generating Station cancellation costs	8	1st year of 5-year amortization to recover costs associated with cancelled project
Higher sales and other	(38)	Primarily increase in retail electric sales since 2004

	$171

•	Rate Base and Rate of Return

IPL is requesting a return on equity of 11.4% for final rates; it has relied on past precedent to establish a ROE for interim rates of 10.7%. These returns would apply to all assets other than IPL’s Emery Generating Station, which has an associated return of 12.23%, based on prior rate making principles.
•	The capital structure includes 44.4% long-term debt, 7.1% preferred stock and 48.5% common equity.

•	The weighted average cost of capital is 9.7% for Emery and 9.2% for all other investments.

•	Rate base (Iowa retail electric only) is $1.875 billion for IPL’s final rate request.
•	Automatic Adjustment Clause for ITC Midwest LLC electric transmission costs

In 2007, IPL sold its electric transmission assets to ITC Midwest LLC (“ITC-Midwest”). IPL now receives service from ITC-Midwest (through Midwest Independent Transmission System Operator (MISO)) at Federal Energy Regulatory Commission-approved rates. Rates from ITC-Midwest that were in effect on January 1, 2009, are included in the interim rate level for 2009. IPL is proposing, commencing with final rates, to implement an automatic adjustment clause for these costs. The automatic adjustment clause would allow for annual revision of rates charged to IPL’s retail electric customers, without a base rate case, and would require that the costs incurred be fully reconciled against the revenues collected. IPL expects to make a proposal to reduce transmission related revenue requirements by $12 million for final rates through the use of a regulatory account established as part of the asset sale approval (Iowa Docket No. SPU-07-11). The regulatory liability account balance was $91 million as of December 31, 2008.

•	Cancellation of Sutherland Generating Station (SGS) Unit 4

On March 5, 2009, IPL announced it was cancelling plans for its SGS Unit 4. Previously, the IUB had established rate making principles for the generating station. One of these principles related to “cancellation costs” as follows:

“If IPL cancels construction of the proposed SGS Unit 4 for good cause, IPL’s prudently incurred costs shall be amortized over a period of no more than five years no later than six months after the cancellation. The annual amortization shall be included in the calculation of IPL’s revenue requirement, but the unamortized balance shall not be included in rate base in any determination of interim and final rates thereafter during the period of amortization, provided however, that the prudence of the costs and the good cause for cancellation may be disputed by any party and shall be subject to determination by the Board [IUB].”

Consistent with this order point, IPL is requesting recovery of these cancellation costs in this case to be amortized over a period of five years.

•	Proposal to Mitigate Customer Rate Impact of Sutherland Cancellation Costs

In 2005, IPL sold its Duane Arnold Energy Center (DAEC) nuclear generating facility to FPL Energy LLC. As part of the DAEC sale process (Docket No. SPU-05-15), IPL had proposed a regulatory liability account such that net proceeds from the DAEC sale would be used to offset allowance for funds used during construction (AFUDC) for investments in new generation sited in Iowa. In Docket No. SPU-05-15, the IUB ruled:

“[I]t is most appropriate for net proceeds to be deposited in a regulatory liability account . . . . IPL will be able to mitigate future rate increases by using this share of the transactional value to offset AFUDC on new generation. Mitigation of rate increases promotes rate stability and certainty. “

IPL is proposing to use a portion of the regulatory liability account ($65 million as of December 31, 2008) to fully offset the cancellation costs of Sutherland 4.
The information in this summary is provided as of the date written above. IPL does not plan to, and disclaims any duty to, update the above information other than in its quarterly reports on Form 10-Q or annual reports on Form 10-K, or report orders of the IUB impacting rates.
This Exhibit 99.1 to the Current Report on Form 8-K includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “proposing,” “anticipated,” or other words of similar import. Similarly, statements that describe expected outcomes in the rate case filed with the IUB are forward-looking. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others:
— state regulatory or governmental actions, and future regulatory proceedings, including regulatory decisions regarding IPL’s proposed rate increase;
— IPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, capital expenditures and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends;
— economic and political conditions in IPL’s service territory; and
— the impact fuel and fuel-related prices and the effectiveness of continued cost control efforts and operating efficiencies.
These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy and IPL undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.